Exhibit 99.1
Summary of DTE Gas Rate Order (Case U-18999)
September 14, 2018

On September 13, 2018, the Michigan Public Service Commission (“Commission”) issued an order in the DTE Gas (“Company”) rate case. This document provides a summary of the Commission’s order. The Commission’s full order is available on their website (https://mi-psc.force.com) under case number U-18999.

The Commission order authorized the Company to raise base rates by $9 million and approved a return on equity (“ROE”) of 10.0%. The Commission directed the Company to implement rate changes for service rendered on and after October 1, 2018.

The Company filed an application on November 22, 2017 with supporting direct testimony and exhibits initially seeking a general rate increase of approximately $85 million based on a projected twelve-month test period ending September 30, 2019. The need for the rate increase was driven in part by the Company’s capital investment of more than $1.1 billion since the last general rate case to replace aging distribution system infrastructure. The rate increase request also reflected lower sales, inflation and working capital increases due primarily to changes in retiree benefit costs. The $85 million rate request was subsequently reduced to $38 million to reflect the impact of the Tax Cuts and Jobs Act of 2017.

Reconciliation of the Commission’s final order to the Company’s adjusted request

Item	Amount ($ millions)	Description
Company’s original request	$85	As-filed revenue requirement
Tax Rate Adjustment	(45)	Reduced current tax rate
Other Adjustments	(2)
Company’s adjusted request	$38	Adjusted revenue requirement
Return on Equity	(11)	10.5% to 10.0%
O&M	(16)	Primarily incentive compensation
Other	(2)
MPSC Order	$9

Summary of Key Components Approved in the Commission Order

ROE and Capital Structure
ROE of 10.0% and permanent equity / debt capital structure at 52% / 48%

Total Rate Base
Projected total rate base of $4.2 billion, including net plant ($3.2 billion) and working capital ($971 million)

Low Income
Company’s design for its low-income pilot and the corresponding $1.4 million increase in funding over its previous case

Sales Load Forecast
Company’s filed service area sales forecast of 293 Bcf for projected period

Infrastructure Recovery Mechanism (IRM)
Continuation and increase of IRM for the Company’s accelerated Main Renewal, Meter Move Out, and Pipeline Integrity programs of $224 million annually, increasing to $245 million by 2020

NEXUS
Revenues and costs related to investments required to provide NEXUS the service requested

DTE Energy

DTE Energy respects the decision of the Commission and appreciates its support of our efforts to modernize the gas infrastructure across our service territory.

For further information, contact Barbara Tuckfield, 313.235.1018 or John Dermody, 313.235.8750.